Exhibit 99.1

News Release Contact: Michael Stivala President P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Receipt of Requisite Consents and Execution of Supplemental Indenture

Whippany, New Jersey, May 27, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that pursuant to the offer of Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”) to purchase any and all of the $496.6 million aggregate principal amount of their outstanding 7 1/2% Senior Notes due 2018 with CUSIP number 864486AE5 (the “Notes”) and related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture (the “Amendments”) governing the Notes (the “Consents”), the holders of $385,809,000 (77.70%) aggregate principal amount of Notes have validly delivered and not validly revoked Consents as of 5:00 p.m., New York City time, on May 23, 2014.

Accordingly, a supplemental indenture (the “Supplemental Indenture”) to effect the Amendments has been executed by Suburban and the trustee under the Indenture (the “Trustee”). The Amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the Indenture, in each case in respect of the Notes (but not in respect of the Suburban’s 7 3/8% Senior Notes due 2021), will become operative when the tendered Notes are accepted for purchase by Suburban.

Withdrawal and revocation rights with respect to tendered Notes and delivered Consents expired on May 23, 2014, the date of the execution of the Supplemental Indenture. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any Consents previously or hereafter delivered, except in the limited circumstances set forth in the Offer to Purchase and Consent Solicitation Statement dated May 12, 2014 (the “Offer to Purchase”).

The Offer will expire at 11:59 P.M., New York City time, on June 9, 2014, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes and provide their Consents prior to 5:00 p.m., New York City time, on May 23, 2014, unless such date is extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,061.35, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as May 27, 2014 (the “Initial Payment Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, will receive $1,031.35 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Payment Date is expected to be June 10, 2014, or promptly thereafter.

The closing of the Offer will be subject to a number of conditions that are set forth in the Offer to Purchase, including the successful completion by Suburban of its public offering of $525 million aggregate principal amount of 5.50% senior notes due 2024, the pricing of which was announced on May 12, 2014. The sale of the new notes is expected to close on May 27, 2014.

The terms and conditions of the Offer, including Suburban’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. Suburban may amend, extend or, subject to certain conditions, terminate the Offer.

In connection with the Offer, Suburban has retained Wells Fargo Securities, LLC as the dealer manager. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase can be obtained from the information agent, D.F. King & Co., Inc. at (800) 549-6697 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com. For questions concerning delivery by means of the Automated Tender Offer Program please contact D.F. King & Co., Inc., the Tender Agent for the Offer, at (800) 549-6697 (toll-free) and (212) 269-5550 (collect) or at sph@dfking.com.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the Notes. It has nominal assets and does not and will not conduct any operations or have any employees.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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